Exhibit 107

Calculation of Filing Fee Tables

Form S-1
(Form Type)

DevvStream Corp.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)		Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Newly Registered Securities
Fees to Be Paid	Equity	Common Shares, no par value (3)	457(c)	11,430,062	(3)	$0.34	$3,886,221.08	$0.00015310	$594.98
	Equity	Common Shares, no par value, underlying the original principal amount of the New Convertible Notes	457(c)	4,847,924	(4)	0.34	$1,648,294.16	0.00015310	$252.35
	Equity	Common Shares, no par value, underlying warrants	457(c)	10,855,040	(5)	0.34	$3,690,713.60	0.00015310	$565.05
		Total Offering Amounts					$9,225,228.84		$1,412.38
		Total Fees Previously Paid							$—
		Total Fee Offsets							$—
		Net Fee Due							$1,412.38

(1)
Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall be deemed to cover any additional securities to be offered or issued from stock splits, stock dividends or similar transactions with respect to the shares being registered.

(2)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act. The price shown is the average of the high and low selling price of the common stock on March 21, 2025, as reported on the Nasdaq Capital Market.

(3)	Consists of up to 11,430,062 Common Shares offered for resale by the selling stockholders named in the prospectus.

(4)
On November 13, 2024, the Company issued $3,000,000 of new 5.3% convertible notes to the Sponsor, in exchange for the cancellation and conversion of two convertible notes previously issued by FIAC to the Sponsor and Focus Impact Partners, LLC. The New Convertible Notes have a maturity date of November 13, 2026. The principal loan amount and any accrued and unpaid interest under the New Convertible Notes are convertible into Common Shares at the option of the holder at a 25% discount to the 20-day volume weighted average price of the Common Sares, subject to a floor of $0.867 per share.

(5)
In connection with the closing of the Business Combination, private placement warrants were issued to the Sponsor in connection with the FIAC IPO and which entitles the holder thereof to purchase one whole share of Class A Common Stock of FIAC at $11.50 per share and were assumed by New PubCo and converted into 11,200,000 New PubCo warrants, which, if exercised, may be exercised for up to 10,855,040 Common Shares. Each converted Sponsor Private Placement Warrant is exercisable for 0.9692 Common Shares at an exercise price of $1.52.  The converted Sponsor Private Placement Warrants are exercisable on a cashless basis pursuant to the terms of the converted Sponsor Private Placement Warrants.